Exhibit 4.3

PENSKE AUTOMOTIVE GROUP, INC.

2012 EQUITY INCENTIVE PLAN

1.                                       Purpose. The purpose of this 2012 Equity Incentive Plan (the “Plan”) is to further the long term stability and financial success of Penske Automotive Group, Inc. (the “Company”) by (a) attracting and retaining key employees, members of the Board of Directors and other contributors to the Company through the use of equity incentives and (b) encouraging equity ownership in the Company by members of the Company’s Board of Directors and management. It is believed that ownership of Company Stock will stimulate the efforts of those Participants upon whose judgment and interest the Company is and will be dependent for the successful conduct of its business. It is also believed that awards granted under this Plan will strengthen their desire to remain with the Company and will further align those Participants’ interests with those of the Company’s shareholders.

2.                                       Definitions.  As used in the Plan, the following terms have the meanings indicated:

(a)                                  “Act” means the Securities Exchange Act of 1934, as amended.

(b)                                 “Applicable Withholding Taxes” means the minimum aggregate amount of federal, state and local income and payroll taxes that the Company is required by applicable law to withhold in connection with any Incentive Award.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Change of Control” means the occurrence of the following event: any individual, entity or group (as defined in Section 13(d)(3) of the Act) other than the Permitted Holders becomes the beneficial owner (as defined in Rule 13(d)(3) under the Act) of Company securities that constitute more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor or replacement provision of the Code.

(f)                                    “Committee” means the Plan administrator,  as described under Section 15.

(g)                                 “Company” means Penske Automotive Group, Inc., a Delaware corporation.

(h)                                 “Company Contributor” means a consultant, advisor or other individual (except a member of the Board or an employee of the Company, a Parent or a Subsidiary of the Company), who (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (ii) does not promote or maintain a market for the Company’s securities.

(i)                                     “Company Stock” means the common stock of the Company. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(j)                                     “Company Stock Award” means an award of Company Stock made without any restrictions.

(k)                                  “Date of Grant” means the date on which an Incentive Award is granted by the Committee.

(l)                                     “Disability” or “Disabled” means, as to an Incentive Stock Option, a disability within the meaning of Code Section 22(e)(3), and, as to a Restricted Stock Unit and any Incentive Award determined to be subject to Code Section 409A, a disability within the meaning of Code Section 409A(a)(2)(C). As to all other forms of Incentive Awards, the Committee shall determine whether a disability exists and such determination shall be conclusive.

(m)                               “Fair Market Value” means, for purposes of determining the value of Company Stock on the Date of Grant, the Stock Exchange closing price of Company Stock on the Date of Grant.  If there are no Company Stock transactions on such date, Fair Market Value shall be determined as of the immediately preceding date on which there were Company Stock transactions.  Unless otherwise specified in the Plan, Fair Market Value for purposes of valuing Company Stock on the date of exercise means the Stock Exchange closing price of Company Stock on the last day immediately preceding the exercise date on which there were Company Stock transactions.  If Company Stock is not listed on a national or regional Stock Exchange or market system, Fair Market Value shall be determined by the Committee in good faith, subject to compliance with Code Section 409A.

(n)                                 “Incentive Award” means, collectively, the award of an Option, Stock Appreciation Right, Company Stock Award, Restricted Award or Performance Compensation Award under the Plan.

(o)                                 “Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(p)                                 “Maturity Date” means, with respect to a Restricted Stock Unit, the date upon which all restrictions set forth in Section 6(b) with respect to such Restricted Stock Unit have lapsed or been removed pursuant to Section 6(g) or Section 6(h).

(q)                                 “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10(d)(iv) of the Plan; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(r)                                    “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code Section 422 or, even if meeting the requirements of Code Section 422, is not intended to be an Incentive Stock Option and is so designated.

(s)                                  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Act.

(t)                                    “Option” means a right to purchase Company Stock granted under Section 7 of the Plan, at a price determined in accordance with the Plan.

(u)                                 “Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).\

(v)                                “Participant” means any employee, director or other Company Contributor who receives an Incentive Award under the Plan.

(w)                               “Performance Compensation Award” means any Incentive Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(x)                                   “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance and shall be limited to the following: specified levels of or increases or decreases in revenue, return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, EBITDA, EBITDAR, return on capital/equity, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross or operating margin, cost reduction goals, fixed cost coverage measurements (including the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of the Common Stock, share price (including growth measures and total stockholder return), market capitalization, operating profit, profit margin, net income, cash flow (including operating cash flow and free cash flow), financial return ratios, expense ratios, total return to shareholders, market share, earnings measures/ratios, balance sheet measurements (including debt to equity ratios, maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics), human resources measurements (including measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, specified levels of acquisitions/acquired revenue, customer satisfaction and productivity and compliance objectives (including lack of material weakness in internal controls, each as determined in accordance with the relevant AICPA or PCAOB principles), or where applicable, as adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, acquisitions or dispositions, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for Incentive Awards under the Plan and/or cumulative effects of changes in accounting principles. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(y)                                 “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(z)                                   “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a

Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code.

(aa)                            “Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(bb)                          “Permitted Holder” means (i) Mr. Roger S. Penske, his estate, guardians, conservators, administrators, committees or personal representatives; (ii) immediate family members and lineal descendants of Mr. Roger S. Penske and their respective guardians, conservators, administrators, committees or personal representatives; (iii) trusts or other entities created for the benefit of any of the Persons listed in (i) or (ii) above or for the benefit of a trust covered by this clause (iii); and (iv) any of Penske Capital Partners LLC, International Motor Car Group I LLC, International Motor Car Group II LLC, Penske Corporation, Penske Automotive Holdings Corp., Transportation Resource Partners, LP, Transportation Resource Partners III, LP, Penske Truck Leasing Co., L.P., LJ VP Holdings LLC and their respective Subsidiaries, in each case so long as the Persons or entities covered by clauses (i), (ii) or (iii), directly or indirectly, control such entities;  For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(cc)                            “Restricted Award” means, collectively, the award of Restricted Stock or Restricted Stock Units.

(dd)                          “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(ee)                            “Restricted Stock Unit” means an award granted upon the terms and subject to the restrictions and limitations set forth in Section 6 that entitles the holder to receive a payment equal to the Fair Market Value of a share of Company Stock on the Maturity Date.

(ff)                                “Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b) of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan’s adoption.

(gg)                          “Stock Appreciation Right” means a right to receive amounts from the Company awarded upon the terms and subject to the restrictions set forth in Section 8.

(hh)                          “Stock Exchange” means the principal national securities exchange on which Company Stock is listed for trading, or, if Company Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Company Stock has been traded in the aggregate during the last 20 days before a Date of Grant, or date on which an Option is exercised, whichever is applicable.

(ii)                                  “Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns 50% of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than 50% of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered. For purposes of Incentive Stock Options, Subsidiary shall be limited to a subsidiary within the meaning of Code Section 424(f).

(jj)                                  “Substitute Awards” means Incentive Awards granted or shares of Company Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(kk)                            “10% Shareholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

3.                                       General. Incentive Awards may be granted under the Plan in the form of Options, Stock Appreciation Rights, Company Stock Awards, Restricted Awards and Performance Compensation Awards. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options. The provisions of the Plan referring to Rule 16b-3 shall apply only to Participants who are subject to Section 16 of the Act.

4.                                       Number of Shares of Company Stock.

(a)                                  Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 2,000,000 shares of Company Stock, which shall be authorized, but unissued shares.

(b)                                 Subject to Section 14 of the Plan, no more than 1,000,000 shares of Company Stock may be allocated to the Incentive Awards that are granted to any one Participant during any single calendar year, of which no more than 1,000,000 shares of Company Common Stock may be awarded to any one Participant in the form of Incentive Stock Options during any single calendar year.

(c)                                  Shares of Company Stock that have not been issued under the Plan and that are allocable to Incentive Awards or portions thereof that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Similarly, if any shares of Restricted Stock issued pursuant to the Plan are reacquired by the Company as a result of a forfeiture of such shares pursuant to the Plan, such shares may again be subjected to an Incentive Award under the Plan.

(d)                                 For purposes of determining the number of shares of Company Stock that are available for Incentive Awards under the Plan, such number shall include the number of shares of Company Stock under an Incentive Award tendered by a Participant (either by actual delivery or attestation) or retained by the Company in payment of the exercise price of an Option or SAR, or Applicable Withholding Taxes.

(e)                                  Incentive Awards shall reduce the number of shares of Company Stock available for Incentive Awards under the Plan only to the extent such Incentive Awards are paid in shares of Company Stock, as opposed to payment in cash or other consideration.

(f)                                    Substitute Awards shall not reduce the shares of Company Stock authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 4(b). Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Incentive Awards under the Plan and shall not reduce the shares of Company Stock authorized for grant under the Plan; provided that Incentive Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Participants prior to such acquisition or combination.

5.                                       Eligibility.

(a)                                  All present and future employees, directors and other Company Contributors (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and discretion, as provided in Section 15, to select which employees, directors and Company Contributors shall receive Incentive Awards and to determine for each such Participant the terms and conditions, the nature of the award and the number of shares or units to be allocated to each Participant as part of each Incentive Award.

(b)                                 The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay a Participant any particular amount of remuneration, to continue the employment of the Participant after the grant or to make further grants to the Participant at any time thereafter.

6.                                       Company Stock Awards and Restricted Awards.

(a)                                  Whenever the Committee deems it appropriate to grant a Company Stock Award, notice shall be given to the Participant stating the number of shares of Company Stock for which the Company Stock Award is granted. This notice may be given in writing or in electronic form and shall constitute the award agreement between the Company and the Participant. A Company Stock Award may be made by the Committee in its discretion without cash consideration.

(b)                                 Whenever the Committee deems it appropriate to grant a Restricted Award, notice shall be given to the Participant stating the number of shares of Restricted Stock or number of Restricted Stock Units for which the Restricted Award is granted and the terms and conditions to which the Restricted Award is subject. This notice may be given in writing or in electronic form and shall constitute the award agreement between the Company and the

Participant. A Restricted Award may be made by the Committee in its discretion without cash consideration.

(c)                                  A Restricted Award issued pursuant to the Plan shall be subject to the following restrictions:

(i)                                     None of such shares or units may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares or units shall have lapsed or shall have been removed pursuant to paragraph (h) or (i) below.

(ii)                                  Unless specified otherwise in a Participant’s Restricted Award Agreement, the restrictions on such shares or units must remain in effect for a period of no less than one year from the Date of Grant, except as provided under paragraph (h) or (i) in the case of Disability,  death or a Change in Control.

(iii)                               Unless specified otherwise in a Participant’s Restricted Award Agreement, if a Participant ceases to be employed by the Company or a Parent or Subsidiary of the Company, or otherwise ceases employment with or otherwise ceases to be a Company Contributor,  as applicable, the Participant shall forfeit to the Company any Restricted Awards, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (h) or (i) below, on the date such Participant shall cease to be so employed, etc.

(iv)                              The Committee may establish such other restrictions on such shares or units that the Committee deems appropriate, including, without limitation, events of forfeiture and performance requirements for the vesting of awards.

(d)                                 Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such award of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates, if any, representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant’s Award Agreement must be given to the shareholder in the manner required by law.

(e)                                  Each Restricted Stock Unit shall entitle the Participant, on the Maturity Date, to receive from the Company an amount equal to the Fair Market Value on the Maturity Date of one share of Company Stock subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(f)                                    The manner in which the Company’s obligation arising on the Maturity Date of a Restricted Stock Unit shall be paid and date of payment shall be determined by the Committee and shall be set forth in the Participant’s Restricted Stock Unit agreement. The Committee may provide for payment in Company Stock or cash or a fixed combination of Company Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the payment is made. Shares of Company Stock issued as payment for a Restricted Stock Unit shall be valued at Fair Market Value on the Maturity Date subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(g)                                 A Participant receiving an award of Restricted Stock Units shall not possess any rights of a shareholder with respect to the Restricted Stock Units and shall be entitled to receive payments equivalent to dividends and other distributions paid on shares of Company Stock only to the extent set forth in the Restricted Stock Unit agreement.

(h)                                 The Committee shall establish as to each Restricted Award the terms and conditions upon which the restrictions set forth in paragraph (c) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, or death of the Participant or the occurrence of a Change of Control.

(i)                                     Notwithstanding the forfeiture provisions of paragraph (c)(iii) above, and subject to Code Section 162(m) if applicable, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

(j)                                     Each Participant shall agree at the time his Company Stock Award and/or Restricted Award is granted, and as a condition thereof, to pay to the Company or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificates free of a legend reflecting the restrictions set forth in paragraph (c) above shall be issued to such Participant for Restricted Stock. If Restricted Stock is being issued to a Participant without the use of a stock certificate, the restrictions set forth in paragraph (c) shall be communicated to the shareholder in the manner required by law. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes for an award of Company Stock or Restricted Stock, if the grant so provides, or the Committee by separate action so permits, the Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee. The Committee has the express authority to change any election procedure it establishes at any time. Applicable Withholding Taxes attributable to Restricted Stock Units may be withheld from the payment by the Company to the Participant for such Restricted Stock Units.

7.                                       Options.

(a)                                  Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject, including any performance-based vesting conditions, as the Committee acting in its complete discretion deems consistent with the terms of the Plan. This notice may be given in writing or in electronic form and shall constitute the stock option agreement between the Company and the Participant.  Incentive Stock options only may be granted to employees of the Company, the Parent or a Subsidiary of the Company.

(b)                                 The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided that if an Incentive Stock Option is granted to an employee who, at the time of the grant, is a 10% Shareholder, then the exercise price of the shares covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

(c)                                  The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant. No Nonstatutory Stock Option may be exercised after ten years from the Date of Grant.

(d)                                 Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i)                                     No Incentive Stock Option may be exercised after the first to occur of:

(x)                                   Ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant,

(y)                                 Three months after the date of the Participant’s termination of employment with the Company and any Parent or Subsidiary of the Company for reasons other than death or Disability; or

(z)                                   One year following the date of the Participant’s termination of employment by reason of death or Disability.

(ii)                                  Except as otherwise provided in this Section, no Incentive Stock Option may be exercised unless the Participant is employed by the Company or a Parent or Subsidiary of the Company at the time of the exercise and has been so employed at all times since the Date of Grant. If a Participant’s employment is terminated other than by reason of death or Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of termination) within three months after the Participant’s employment.  If a Participant’s employment is terminated by reason of Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of Disability) within one year after the Participant’s termination of employment. If a Participant’s employment is terminated by reason of death at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the then exercisable portion of the Incentive Stock Option may be exercised (to the extent exercisable on the date of death) within one year after the Participant’s death by the person to whom the Participant’s rights under the Incentive Stock Option shall have passed by will or by the laws of descent and distribution.

(iii)                               An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(e)                                  Unless otherwise specified in a Participant’s Option agreement, the same exercise terms as set forth in Section 7(d)(i) through 7(d)(ii) for Incentive Stock Options shall apply to Nonstatutory Options. except that (i) separation from services shall replace employment termination for directors and Company Contributors, and (ii) the five-year exercise restriction on 10% Shareholders shall not apply.

(f)                                    The Committee may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control notwithstanding other conditions on exercisability in the stock option agreement.

(g)                                 Notwithstanding the foregoing, an Option agreement may provide that if on the last day of the term of an Option the Fair Market Value of one share of Company Stock exceeds the exercise price of the Option, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares of Company Stock otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares of Company Stock for which the Option was deemed exercised, less the number of shares of Company Stock required to be withheld for the payment of the total purchase price and Applicable Withholding Taxes; any fractional share of Company Stock shall be settled in cash.

8.                                       Stock Appreciation Rights.

(a)                                  Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Nonstatutory Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Stock Appreciation Rights may be exercised in whole or in part at such times and under such conditions as may be specified by the Committee in the Participant’s stock option agreement. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

(i)                                     Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option, which shall be no less than 100% of Fair Market Value of the covered Company Stock on the Date of Grant. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)                                  Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii)                               The Committee may, in its discretion, grant Stock Appreciation Rights in connection with Options which by their terms become fully exercisable upon a Change of Control, which Stock Appreciation Rights shall only be exercisable following a Change of Control. The underlying Option may provide that such Stock Appreciation Rights shall be payable solely in cash. The terms of the underlying Option shall provide that the value of the Company Stock shall be calculated based on the Fair Market Value of the Company Stock on the day of exercise.

(iv)                              Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable, and shall expire no later than the date on which the related Option expires.

(v)                                 A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

(b)                                 Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted without related Options. The terms and conditions of the award shall be set forth in a Stock Appreciation Rights agreement between the Company and the Participant in written or electronic form and may include performance-based vesting conditions, as the Committee deems appropriate. The following provisions apply to all Stock Appreciation Rights that are granted without related Options:

(i)                                     Stock Appreciation Rights shall entitle the Participant, upon the exercise of all or any part of the Stock Appreciation Rights, to receive from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Rights over (y) the Fair Market Value on the Date of Grant of the Company Stock covered by the Stock Appreciation Rights. The Committee may limit the amount that the Participant may be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)                                  Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Committee shall specify in the Participant’s Stock Appreciation Rights agreement.

(c)                                  The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Participant’s stock option agreement (if the Stock Appreciation Rights are related to an Option) or Stock Appreciation Rights agreement. The Committee may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock

Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

9.                                      Method of Exercise of Options and Stock Appreciation Rights.

(a)                                 Options and Stock Appreciation Rights may be exercised by the Participant by giving notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of a purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full paid in cash; provided that, if the terms of an Option so permit, or the Committee by separate action so permits, the Participant may (i) deliver shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price (either by actual delivery or attestation), (ii) to the extent permitted under applicable laws and regulations, deliver a properly executed exercise notice together with irrevocable instructions to a broker to exercise all or part of the Option, sell a sufficient number of shares of Company Stock to cover the exercise price, Applicable Withholding Taxes (if required by the Committee) and other costs and expenses associated with such sale and deliver promptly the amount necessary to pay the exercise price and any Applicable Withholding Taxes or (iii) request that the Company reduce the number of shares of Company Stock issued by the number of shares having an aggregate Fair Market Value equal to the aggregate exercise price. The Participant shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the Participant’s stock option agreement or are agreed to in writing by the Company with the approval of the Committee prior to exercise of the Option.

(b)                                 The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require of the participant a customary written indication of his investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

(c)                                  Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right to pay to the Company Applicable Withholding Taxes, or make arrangements satisfactory to the Company regarding the payment to the Company of such amounts. Until Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option or a Stock Appreciation Right.

As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes if the Option or Stock Appreciation Rights agreement so provides, or the Committee by separate action so provides, a Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee.

(d)                                 Notwithstanding anything herein to the contrary, if the Company is subject to Section 16 of the Act, Options and Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

10.                               Performance Compensation Awards.

(a)                                 The Committee shall have the authority, at the time of grant of any Incentive Award described in this Plan to designate such Incentive Award as a Performance Compensation Award in order to qualify such Incentive Award as “performance-based compensation” under Section 162(m) of the Code.  Unless otherwise provided in a Participant’s Option or Stock Appreciation Rights agreement, Options and Stock Appreciation Rights granted under the Plan are intended to automatically satisfy the requirements of the exemption for performance-based compensation under Code Section 162(m), to the extent applicable, and to the extent intended to satisfy such exemption, Options and Stock Appreciation Rights are subject to the limit set forth in Section 4(b) of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article 10.

(b)                                 The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards for such Performance Period. However, the designation of Participant eligibility to receive an Incentive Award for a Performance Period shall not in any manner entitle the Participant to receive payment for any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment for any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Designation of Participant eligibility to receive an Incentive Award for a particular Performance Period shall not require designation of Participant eligibility to receive an Incentive Award in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Incentive Award shall not require designation of any other person as a Participant eligible to receive an Incentive Award in such period or in any other period.

(c)                                  With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10(c) and record the same in writing.

(d)                                 Payment of Performance Compensation Awards

(i)                                     Condition to Receipt of Payment. Unless otherwise provided in the applicable award agreement, a Participant must be employed by the Company or Parent, or remain an employee of or otherwise be a Company Contributor, as applicable, on the last day of a Performance Period to be eligible for payment related to a Performance Compensation Award for such Performance Period.

(ii)                                  Limitation. A Participant shall be eligible to receive payment related to a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)                               Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10(d)(iv) hereof, if and when it deems appropriate.

(iv)                              Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment related to a Performance Compensation Award for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 10(d)(vi) of the Plan.

(v)                                 Timing of Award Payments. Unless otherwise provided in a Performance Compensation Award agreement or pursuant to an irrevocable deferral election made in compliance with Code Section 409A, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 10 but in no event later than the fifteenth day of the third month following the last day of the applicable Performance Period.

(vi)                              Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a single calendar year is subject to the limit in Section 4(b).

11.                               Nontransferability of Incentive Awards. Except as described below or as otherwise determined by the Committee in a Participant’s Incentive Award agreement, no Incentive Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant.  Notwithstanding the foregoing, a Participant may assign or transfer an Incentive Award that is not an Incentive Stock Option with the consent of the Committee to a family member (or trust or other entity for the benefit of the Participant or the Participant’s family members), without consideration (each transferee thereof, a “Permitted Assignee”); provided that any such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and transferred Incentive Award and shall execute an agreement satisfactory to the Company evidencing such obligations.  Notwithstanding the foregoing, a Participant who transfers an Incentive Award also shall remain bound by the terms and conditions of the Plan.

12.                               Effective Date of the Plan. This Plan shall become effective as of November 1, 2012,  subject to the approval of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote on a proposal to approve the Plan at a duly held meeting of shareholders of the Company held within twelve (12) months after adoption of the Plan by the Board.  If not approved by shareholders within twelve (12) months after approval by the Board, the Plan shall be null and void, with no further force or effect.

13.                               Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on November 1, 2015.  No Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code or Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), expands the class of persons eligible to receive Incentive Awards, or materially increases the benefits accruing to Participants under the Plan unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Awards to meet the requirements of the Code, including Code Sections 162(m), 422, 409A and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to such Participant.

14.                               Change in Capital Structure.

(a)                                 In the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, reorganization, reincorporation, consolidation, special dividend, spin-off or other change in the Company’s capital stock without the receipt of consideration by the Company (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the aggregate and individual maximum number of shares or securities which may be delivered under the Plan pursuant to Section 4, and the exercise price and other terms and relevant provisions of Incentive Awards shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons; provided, however, that no adjustment of an outstanding Option or Stock Appreciation Right may be made that would create a deferral of income or a modification, extension or renewal of such Option or Stock Appreciation Right under Code Section 409A except as may be permitted in applicable Treasury Regulations. If the adjustment would produce fractional shares with respect to any Restricted Award or unexercised Option or Stock Appreciation Right, the Committee may adjust appropriately the number of shares covered by the Incentive Award so as to eliminate the fractional shares.

(b)                                 If the Company is a party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate, including, without limitation, approving the assumption of some or all outstanding Incentive Awards by the Company’s successor, the full vesting or lapse of all restrictions on some or all outstanding Incentive Awards, or the cash-out of some or all outstanding Incentive Awards, subject to any specific provisions in outstanding Incentive Award agreements and applicable requirements under Code Section 409A.

(c)                                  Any determination made or action taken under this Section 14 by the Committee shall be final and conclusive and may be made or taken without the consent of any Participant.

15.                               Administration of the Plan. The Plan shall be administered by the Committee, which shall be the full Board or a committee appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (f) below, a committee appointed by the Board shall be the Compensation and Management Development Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)                                 The Committee shall have the power and complete discretion to determine (i) which eligible employees, directors and other Company Contributors shall receive an Incentive Award and the nature of the Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) when, whether and to what extent Stock Appreciation Rights shall be granted in connection with Options, (v) the Fair Market Value of Company Stock, subject to Section 2(m), (vi) the time or times when an Incentive Award shall be granted, (vii) whether an Incentive Award shall become vested over a period of time, upon the achievement of a performance-based vesting condition, and when it shall be fully vested, (viii) when Options or Stock Appreciation Rights may be exercised, (ix) whether a Disability exists, subject to Section 2.2(l), (x) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xi) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xii) whether to approve a Participant’s election (A) to deliver Company Stock to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or a Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xiii) the terms and conditions applicable to Restricted Awards, (xiv) the terms and conditions on which restrictions upon Restricted Awards shall lapse, (xv) whether an Incentive Award shall be deemed to be a Performance Compensation Award; (xvi) the Performance Criteria that will be used to establish Performance Goals; (xvii) whether to accelerate the time at which any or all restrictions with respect to Restricted Awards will lapse or be removed, (xviii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xix) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of Code Sections 422 or 409A applicable to the Incentive Award.

(b)                                 The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)                                  A majority of the members of the Committee shall constitute a quorum although at least two members must be present for a quorum), and all actions of the Committee shall be taken by a majority of the members present (or in the event of two members, a unanimous decision). Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)                                 The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. If a Committee of the Board is appointed to serve as the Committee, such Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, including the power to delegate a subcommittee of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

(e)                                  To the extent permitted by applicable law, the Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Participants who are not Officers to be recipients of Incentive Awards, and (ii) determine the number of shares of Company Stock or units to be subject to such Incentive Awards granted to such Participants; provided, however, that the Committee’s delegation of this authority shall specify the total number of shares of Company Stock or units subject to such delegation, and that, in no event, shall such Officer grant an Incentive Award to himself or herself. All other terms and conditions of any Incentive Award made pursuant to this delegation of authority shall be determined by the Committee.

(f)                                   Each member of the Committee with respect to the grant of Incentive Awards that are intended to constitute Performance Compensation Awards shall be “outside directors” as described in Code Section 162(m); provided, however, that the failure to satisfy such requirement shall not affect the validity of any Incentive Award otherwise validly granted.  As to Incentive Awards that that are authorized by the Committee and intended to be exempt under Rule 16b-3 of the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action also are intended to be satisfied.  With respect to Incentive Awards granted pursuant to Section 15(e), the designated Officer(s) granting Incentive Awards shall be deemed to constitute the Committee.  To the extent applicable, Committee members shall meet the requirements of the rules and regulations of the Stock Exchange.

(g)                                  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Incentive Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Incentive Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

16.                               Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows:

(a)                                 If to the Company — at its principal business address to the attention of the Secretary;

(b)                                 If to any Participant — at the last address of the Participant known to the sender at the time the notice or other communication is sent.

(c)                                  In either event, notice may also be delivered via email as long as the email account is one used in the regular course of business of the Participant or Company representative.

17.                               Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Company Stock subject to an Incentive Award unless otherwise stated herein or until such Participation has satisfied all requirements under the terms of the Incentive Award.

18.                               No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Incentive Award granted under the Plan shall confer upon any Participant any right to continue to serve the Company (or a Parent or Subsidiary of the Company) in the capacity in effect at the time the Incentive Award was granted or shall affect the right of the Company (or a Parent or Subsidiary of the Company) to terminate the employment or services of a Participant with or without notice and with or without cause.

19.                               Interpretation. The terms of the Plan shall be governed by the laws of the State of Delaware, without regard to conflict of law provisions at any jurisdiction. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. As to all Incentive Stock Options and all Nonstatutory Stock Options with an exercise price of at least 100% of Fair Market Value of the Company Stock on the Date of Grant, this Plan shall be interpreted for such Options to be excluded from applicable employee remuneration for purposes of Code Section 162(m).

20.                               Compliance with Code Section 409A.

(a)                                 To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan and Incentive Awards are intended to comply with such Code Section 409A and official guidance issued thereunder. Otherwise, the Plan and Incentive Awards are intended to be exempt from Code Section 409A. Notwithstanding anything to the contrary, the Plan and Incentive Awards shall be interpreted, operated and administered in a manner consistent with these intentions.

(b)                                 For purposes of the Plan, all references to “employment termination,” “termination from employment,” “termination from service,” “separation from service” or like phrases are intended to constitute a “separation from service” as defined by Code Section 409A and regulations thereunder.

(c)                                  Notwithstanding anything in the Plan to the contrary, if a Participant is a specified employee (within the meaning of the default provisions for determining specified employees under Section 409A of the Code) with respect to the Company at the time of his or her employment termination or separation from service, all payments that would have been due during the six-month period following the Participant’s employment termination or separation from service shall be paid on the date that is six months and one day after the Participant’s employment termination or separation from service (or, if earlier, as soon as practicable after the date of the Participant’s death).

21.                               Compliance with Code Section 162(m). To the extent the Committee issues any Incentive Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant award agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Incentive Award.

22.                               Clawback. Notwithstanding any other provisions in this Plan, any Incentive Award that is subject to recovery under any law, government regulation or Stock Exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or Stock Exchange listing requirement) and in compliance with Code Section 409A.

23.                               Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by the Board in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Company in writing the opportunity, at its own cost, to handle and defend the same.

IN WITNESS HEREOF, this instrument has been executed as of the 1st day of November 2012.

PENSKE AUTOMOTIVE GROUP, INC

By:	/s/ Calvin C. Sharp

Executive Vice President — Human Resources

BOARD APPROVAL:	10/18/2012
SHAREHOLDER APPROVAL:	/ /2013